Exhibit 21.1

SUBSIDIARIES OF TEMPUR SEALY INTERNATIONAL, INC.

Entity	State or Country of Organization
Tempur World, LLC	Delaware
Tempur-Pedic Management, LLC	Delaware
Tempur Production USA, LLC	Virginia
Tempur-Pedic North America, LLC	Delaware
Tempur-Pedic Technologies, LLC	Delaware
Tempur Retail Stores, LLC	Delaware
Tempur Sealy Receivables, LLC	Delaware
Sleep Insurance, Inc.	Vermont
Tempur Sealy International Distribution, LLC	Delaware
Tempur Holdings B.V.	Netherlands
Dan-Foam ApS	Denmark
Tempur UK, Ltd.	United Kingdom
Tempur Japan Yugen Kaisha	Japan
Tempur Sealy International Limited	United Kingdom
Tempur Sealy France SAS	France
Tempur Sealy DACH GmbH	Germany
Tempur Singapore Pte Ltd.	Singapore
Tempur Sealy Benelux B.V.	Netherlands
Tempur Australia Pty. Ltd.	Australia
Tempur Korea Limited	Republic of Korea
Sealy Ecommerce, LLC	Delaware
Sealy Mattress Corporation	Delaware
Sealy Mattress Company	Ohio
Sealy Mattress Company of Puerto Rico	Ohio
Sealy, Inc.	Ohio
The Ohio Mattress Company Licensing and Components Group, Inc.	Delaware
Sealy Mattress Manufacturing Company, LLC.	Delaware
Sealy Technology LLC	North Carolina
Sleep Outfitters USA, LLC	Delaware
Comfort Revolution, LLC	Delaware
Sleep Outfitters Outlet, LLC f/d/a Burlington Mattress Co. LLC	Delaware
Sealy (Switzerland) Gmbh	Switzerland
Mattress Holdings International B.V.	The Netherlands
Sealy Canada, Ltd.	Alberta
Gestion Centurion Inc.	Quebec
Tempur Sealy Mexico S. de R.L. de C.V.	Mexico
Sealy Servicios de Mexico S.A. de C.V.	Mexico
Sealy Colchones de Mexico S.A. de C.V.	Mexico
Tempur Sherwood, LLC	Delaware